Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Investor Relations

Corporate/Financial Communications

(310) 279-5980

HOUSE OF TAYLOR JEWELRY REPORTS OPERATIONAL MILESTONES,

2006 SECOND-QUARTER, SIX MONTH FINANCIAL RESULTS

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Develops marketing infrastructure

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Establishes national sales force

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Launches national product rollout

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Q2 sales rise 207% over prior year

WEST HOLLYWOOD, CA – August 21, 2006 – House of Taylor Jewelry, Inc. (NASDAQ:HOTJ), an international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, today reported its operational progress and financial results for the second quarter and six months ended June 30, 2006.

The company, whose shares began trading on NASDAQ in March 2006, designs, markets and sells branded jewelry to independent jewelry retailers.  In May 2005, House of Taylor Jewelry was formed through exclusive licensing agreements with Dame Elizabeth Taylor’s Interplanet Productions, and SandBox Jewelry, LLC, a subsidiary of Kathy Ireland Worldwide. The agreements allow the company to sell fine and fashion jewelry under the brand names Elizabeth®, House of Taylor Jewelry® and

Kathy Ireland Jewelry® Exclusively for House of Taylor Jewelry.

“We have made significant progress laying the groundwork and establishing the infrastructure for rolling out our branded products to independent jewelry retailers throughout the United States and in select international markets,” said Jack Abramov, president and chief executive officer. “Initial response has been excellent, as evidenced by orders the company has received at recent jewelry industry trade shows and the early direct contacts our newly expanded sales force is making with store owners and buyers.

“Now more than ever, independent jewelers are seeking new co-op branding and marketing initiatives to bring visibility and traffic to their stores,” Abramov said.  “We believe House of Taylor Jewelry is uniquely positioned to provide jewelry retailers with a competitive advantage to help them gain local market share.  Through the use of our newly developed marketing materials and store displays, including licensed images, independent jewelers can now capitalize on the powerful consumer awareness of Elizabeth Taylor and Kathy Ireland.”

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Abramov said House of Taylor Jewelry currently has relationships with nearly 135 independent retail organizations representing approximately 175 retail doors in major U.S. markets and abroad.  House of Taylor Jewelry also has added new relationships with major suppliers to ensure a robust inventory which currently includes more than 600 newly designed jewelry pieces ranging from entry level to premium and couture.  The company’s product expansion focused on diamond basics, loose diamonds, exclusive Elizabeth® one-of-a-kind jewels and new Kathy Ireland Jewelry® bridal and fashion collections.  A select group of Elizabeth® items will be featured in a series of upcoming Christie’s Auctions beginning this fall.

Led by an expanded management team, which now includes a vice president of operations and vice president of sales and merchandising, House of Taylor Jewelry has recruited and trained an experienced, seven-person sales force that is calling on independent retailers in key U.S. cities. “These representatives bring to House of Taylor Jewelry deep industry knowledge and established relationships with retailers,” said Abramov.  “The company also recently completed product packaging, retail point-of-purchase displays and co-op advertising programs for all three of our brands.”

For the three months ended June 30, 2006, net sales for House of Taylor Jewelry increased 207% to $2.5 million from $809,000 a year ago and increased 82% from $1.4 million in the immediately preceding first quarter.  For the 2006 second quarter, the company sustained a net loss of $290,000, or $0.01 per share, including a gain of $2.6 million on an adjustment of a warrant liability. The loss principally reflects start-up expenses in connection with marketing and product roll-out and includes approximately $1.1 million in non-cash expense related to amortization of loan costs and intangible assets, and stock based compensation for services. In the prior-year’s second quarter, the company recorded a net loss of $487,000, or $0.01 per share.

For the first half of 2006, net sales rose 106% to $3.8 million from $1.9 million in the comparable prior-year period. The net loss for the first six months of 2006 amounted to $2.4 million, or $0.06 per share, versus a net loss of $836,000, or $0.02 per share, in the 2005 year-to-date period.

At June 30, 2006, House of Taylor Jewelry had cash, cash equivalents and marketable jewelry inventory of $11.1 million, compared with $6.4 million at December 31, 2005.  The company has no bank debt.

During the second quarter, the company secured gross proceeds of about $11.6 million in a private placement of convertible notes and warrants, with funds being used for inventory purchases, marketing strategies, corporate partnering initiatives and general working capital.

“With our infrastructure now in place, management remains focused on execution of our marketing and rollout plan,” Abramov said. “We believe House of Taylor Jewelry has an extraordinary growth opportunity, bringing to market well-known, proven, world class brands in a wide range of price categories.”

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About House of Taylor Jewelry, Inc.

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth®, House of Taylor Jewelry®, and Kathy Ireland Jewelry® Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Certain statements included in this press release, including, but not limited to, executing the marketing and rollout plan, a rapid sales ramp up in the second half of 2006 and achieving sales targets for September 30 and December 31, 2006, constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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HOUSE OF TAYLOR JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Net sales	$2,481,835	$809,488	$3,848,238	$1,868,270

Cost of goods sold	2,308,280	703,551	3,664,346	1,513,983
Gross profit	173,555	105,937	183,892	354,287

Expenses:
Selling, shipping and general and administrative	2,277,168	1,527,964	4,274,400	2,083,489
Loss from operations	(2,103,613)	(1,422,027)	(4,090,508)	(1,729,202)

Other income (expense):
Interest income	37,931	-	43,074	-
Discount received on settlement of payable to vendor	-	981,980	-	981,980
Gain on change in warrant liability	2,557,915	-	2,557,915	-
Interest expense	(781,889)	(43,661)	(905,954)	(88,290)
	1,813,957	938,319	1,695,035	893,690

Loss before income taxes	(289,656)	(483,708)	(2,395,473)	(835,512)
State income taxes	-	3,000	-	-

Net loss	$(289,656)	$(486,708)	$(2,395,473)	$ (835,512)

Net loss per share: basic and diluted	$ (0.01)	$ (0.01)	$ (0.06)	$ (0.02)
Weighted average shares outstanding: Basic and diluted	38,728,399	34,626,647	38,394,543	33,813,324